Exhibit 99.1

BioDelivery Sciences Secures Debt Financing with CRG

Upfront proceeds extend cash runway into 2nd half of 2018

RALEIGH, NC – February 23, 2017 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced today that it has entered into a senior credit facility with affiliates of CRG LP, a healthcare-focused investment firm, to retire its existing credit facility and provide additional working capital for the company.

The new credit facility consists of $45 million to be drawn at closing and the ability to access additional funding of up to an aggregate of $30 million in two tranches for a total of $75 million based on the achievement of certain revenue and market capitalization milestones through September 30, 2018. The term of the loan is six years with the first three years being interest only.

The upfront proceeds, following payment of the existing credit facility, will be used for general corporate purposes and working capital. With its initial draw of the CRG loan, together with funds on hand, BDSI believes that under its current operating plan, it will have sufficient capital into the second half of 2018.

“We are pleased to have the support of such a well-respected firm like CRG and the confidence they have shown in our business strategy and in the market opportunities that BELBUCA® and BUNAVAIL® represent,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “This financing, along with our significantly decreased burn-rate as a result of our newly added BELBUCA revenue, strengthens BDSI’s balance sheet and extends our cash runway significantly. The proceeds will support our commercialization efforts particularly behind BELBUCA and allow us to focus on business options involving our commercial portfolio that could potentially bring enhanced value to our shareholders.”

“BDSI is in a unique position, offering important solutions to address two major and growing healthcare problems – addiction and chronic pain,” said Luke Düster, Managing Director at CRG. “CRG looks forward to working with BDSI as they continue to build their business with products such as BELBUCA and BUNAVAIL, which offer distinct advantages over other treatments, as well as their product pipeline. Following our standard, extensive due diligence, we believe BDSI’s portfolio has strong potential and that access to this credit facility will help build value.”

Cantor Fitzgerald & Co. acted as the exclusive financial advisor to BDSI in this transaction.

For more information regarding the terms and conditions of the loan, please refer to BDSI’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About CRG

CRG is a premier healthcare-focused investment firm with more than $3.0 billion of assets under management across more than 45 portfolio companies. The firm seeks to commit between $20 to $300 million in each investment across the healthcare spectrum, including: medical devices, biopharmaceuticals, tools & diagnostics, services and information technology. CRG provides growth capital in the form of long-term debt and equity to support innovative, commercial-stage healthcare companies that address large, unmet medical needs. The firm partners with public and private companies to provide flexible financing solutions and world-class support to achieve exceptional growth objectives with minimal dilution. CRG maintains offices in Boulder, Houston and New York. For more information, please visit www.crglp.com.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on the utilization of the FDA’s 505(b)(2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence. BDSI’s headquarters is in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:       www.bdsi.com

Facebook:    Facebook.com/BioDeliverySI

Twitter:       @BioDeliverySI

BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) and BELBUCA® (buprenorphine) buccal film (CIII) are marketed in the U.S. by BioDelivery Sciences. ONSOLIS® (fentanyl buccal soluble film) (CII) is licensed in the U.S. to Collegium Pharmaceutical pursuant to the U.S. licensing and development agreement between BDSI and Collegium. For full prescribing information and important safety information on BDSI products, including BOXED WARNINGS for ONSOLIS, please visit www.bdsi.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (800) 469-0261. For full prescribing and safety information on BELBUCA, please visit www.belbuca.com and for full prescribing and safety information on BUNAVAIL, please visit www.bunavail.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the impact of the Company’s new debt facility described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA®, ONSOLIS®, BUNAVAIL® and BELBUCA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences and BUNAVAIL logos are trademarks owned by BioDelivery Sciences International, Inc. All other trademarks and tradenames are owned by their respective owners.

© 2017 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Senior Vice President, Corporate and Business Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com